Exhibit 10.2

EXECUTION VERSION
NINTH AMENDMENT TO CREDIT AGREEMENT

This Ninth Amendment to Credit Agreement (this “Amendment”) is made on May 31, 2023, by and among LIVEVOX INTERMEDIATE LLC, a Delaware limited liability company (f/k/a LiveVox Holdings, Inc.) (“Parent”), LIVEVOX, INC., a Delaware corporation (“Borrower”), LIVEVOX INTERNATIONAL, INC., a Delaware corporation (“LiveVox International Guarantor”), ENGAGE HOLDINGS, LLC, an Ohio limited liability company d/b/a Businessphone.com (“Engage Guarantor”), SPEECHIQ, LLC, an Ohio limited liability company (“SpeechIQ Guarantor” and, together with Engage Guarantor and LiveVox International Guarantor, the “Guarantors”), the financial institutions party hereto (collectively, the “Lenders” and, individually, a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).
BACKGROUND
WHEREAS, on November 7, 2016, among others, Parent, Borrower, Lenders and Agent entered into, inter alia, a certain Credit Agreement (as amended by that certain (i) First Amendment to Credit Agreement, dated as of February 28, 2018, (ii) Second Amendment to Credit Agreement, dated as of May 6, 2019, (iii) Third Amendment and Waiver to Credit Agreement, dated as of December 16, 2019, (iv) Fourth Amendment to Credit Agreement, dated as of December 20, 2019, (v) Fifth Amendment to Credit Agreement, dated as of January 13, 2021, (vi) Sixth Amendment to Credit Agreement, dated as of February 5, 2021, (vii) Seventh Amendment to Credit Agreement, dated as of August 2, 2021, and (viii) Eighth Amendment to Credit Agreement, dated as of March 31, 2023) (and as further amended, restated, amended and restated, modified, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”) to reflect certain financing arrangements between the parties thereto. The Credit Agreement and all Loan Documents executed in connection therewith are collectively referred to as the “Financing Agreements.” All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement. In the case of a direct conflict between the provisions of the Credit Agreement and the provisions of this Amendment, the provisions hereof shall prevail;

WHEREAS, Borrower has requested and Agent and Lenders have agreed, subject to the terms and conditions of this Amendment, to amend the Credit Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made a part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:
1.Amendments. Upon the Ninth Amendment Effective Date (as defined below), Section 2.14(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.14(b)        Letter of Credit Fees.  Borrower shall pay (i) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Term SOFR Rate Margin and SOFR Adjustment for a one-month Interest Period for Revolving Loans that are Term SOFR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (or if sooner, such
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other date as the Obligations are, or are required to be, paid in full), and (ii) to Issuing Bank, a fronting fee of one eighth of one percent (0.125%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (or if sooner, such other date as the Obligations are, or are required to be, paid in full (all of the foregoing fees, the “Letter of Credit Fees”).  In addition, Borrower shall pay to Agent, for the benefit of Issuing Bank, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses, in the case of each of the foregoing, as agreed upon by Issuing Bank and the Borrower, in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand.  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuing Bank’s prevailing charges for that type of transaction.  Upon the occurrence and during the continuation of any Specified Event of Default, the Letter of Credit Fees described in clause (i) of this Section 2.14(b) shall be increased by an additional two percent (2.0%) per annum.
2.Representations and Warranties. Each Loan Party hereby:
(a)represents and warrants that such Loan Party has all requisite power and authority to enter into this Amendment and the Loan Documents to which it is a party executed in connection herewith. The execution, delivery, and performance by each Loan Party of this Amendment and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party. The execution, delivery, and performance by each Loan Party of this Amendment and the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain the same could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect;
(b)reaffirms all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the other Financing Agreements and confirms that all are true and correct in all material respects (except for any representation and warranty which, by its terms, is qualified as to materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all material respects (except for any representation and warranty which, by its terms, is qualified as to materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date;

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(c)represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Financing Agreements; and
(d)represents and warrants that this Amendment and, if any, all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with its or their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
3.Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Ninth Amendment Effective Date”). All documents, instruments and information, if any, required to be delivered hereunder shall be in form and substance reasonably satisfactory to Agent and Agent’s counsel:
(a)Amendment. Agent shall have received this Amendment fully executed by Borrower, Parent and the Guarantors.
(b)Fees. To the extent invoiced at least one (1) Business Day prior to the date hereof, Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Amendment.
(c)No Material Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of the Loan Parties, after due inquiry, threatened in writing against any Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
4.Reference to and Effect on the Loan Documents.
(a)Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified and amended hereby.
(b)Except as specifically amended above, the Credit Agreement and all Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to Agent and the Lenders.
(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided for herein, operate as a waiver of any right, power or remedy of Agent and/or the Lenders under the Credit Agreement or any of the Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the Loan Documents.
(d)To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.
5.Ratification. Each Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the Ninth Amendment Effective Date.

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6.Estoppel. To induce Agent and the Lenders to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, each Loan Party hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Agent or any Lender with respect to the Obligations.
7.Integration. This Amendment, together with the Credit Agreement and all other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
8.Severability of Provisions. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.
9.Miscellaneous.
(a)Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.
(b)Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.
(c)Interpretation. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrower, whether under any rule of construction or otherwise. On the contrary, this Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
(d)Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
(e)Choice of Law. Section 12 of the Credit Agreement is hereby incorporated herein by reference.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

PARENT:	LIVEVOX INTERMEDIATE LLC By: ____________________________ Name: Gregg Clevenger Title: Chief Financial Officer

BORROWER:	LIVEVOX, INC. By: ____________________________ Name: Gregg Clevenger Title: Chief Financial Officer

GUARANTORS:	LIVEVOX INTERNATIONAL, INC. By: ____________________________ Name: Gregg Clevenger Title: Chief Financial Officer

SPEECHIQ, LLC By: ____________________________ Name: John DiLullo Title: President, Chief Executive Officer and Secretary

ENGAGE HOLDINGS, LLC By: ____________________________ Name: John DiLullo Title: President, Chief Executive Officer and Secretary
Signature Page to Ninth Amendment to Credit Agreement

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AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION By: ____________________________ Name: Eric Klein Title: Vice President

Signature Page to Ninth Amendment to Credit Agreement

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